Exhibit 10.45

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THE ISSUER BOTH CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

ASSET PURCHASE AGREEMENT

by and between

VAXART, INC.

and

KINDRED BIOSCIENCES, INC.

November 24, 2021

-i

(continued)

-ii

(continued)

ARTICLE 9	MISCELLANEOUS		26

	9.1	Governing Law and Jurisdiction	26
	9.2	Injunctive Relief	26
	9.3	Binding Effect and Assignment	26
	9.4	Severability	26
	9.5	Entire Agreement	26
	9.6	Counterparts	26
	9.7	Expenses	26
	9.8	Amendment	27
	9.9	Waiver	27
	9.10	Notices	27
	9.11	Third Parties	28
	9.12	Remedies Cumulative	28
	9.13	Construction of Agreement	28
	9.14	No Joint Venture	28

Exhibits

Exhibit A	Certain Definitions
Exhibit B	880 Lease Assignment Agreement
Exhibit C	Bill of Sale
Exhibit D	Leases
Exhibit E	Landlord’s Consent
Exhibit F	GMP Premises
Exhibit G	863 Sublease Agreement
Exhibit H	Transition Services Agreement
Exhibit I	Assignment and Assumption Agreement (Assigned Contracts)

Schedules

Schedule 1	Purchased Equipment
Schedule 2-A	Required Documents
Schedule 2-B	Assigned Contracts
Schedule 3-A	Named Employees
Schedule 3-B	Named Contractors

-iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 24, 2021 (the “Agreement Date”), by and between Vaxart, Inc., a Delaware corporation (“Purchaser”), and Kindred Biosciences, Inc., a Delaware corporation (“Seller”). Certain capitalized terms used in this Agreement are defined in the attached Exhibit A.

RECITALS

WHEREAS, Seller has entered into (i) that certain Commercial Lease Short Form dated as of May 8, 2019 (the “880 Lease”) with Professional Peninsula Properties, LLC, as landlord (the “880 Landlord”), whereby the 880 Landlord leased to Seller certain premises located at 880 Mitten Road, Suite 103, Burlingame, California 94010 (the “880 Premises”) and (ii) that certain Lease Agreement dated as of April 11, 2014 (as amended, the “863 Lease”) with ARE-819/863 Mitten Road, LLC, as landlord (the “863 Landlord”), whereby the 863 Landlord leased to Seller certain premises located at 863 Mitten Road, Burlingame, California 94010 (the “863 Premises”), which include the GMP facility and quality control labs shown on Exhibit F (the “GMP Premises”);

WHEREAS, Seller wishes to (i) assign all of its right, title and interest under the 880 Lease, except for the option to extend as set forth in Section 2 of the 880 Lease (the “880 Lease Assignment”) and (ii) sublease the GMP Premises only to Purchaser (the “863 Sublease”), and Purchaser wishes to accept the 880 Lease Assignment and to enter into the 863 Sublease with Seller;

WHEREAS, in connection with the 880 Lease Assignment and the 863 Sublease, Seller wishes to sell, and Purchaser wishes to purchase certain equipment and assets, as more specifically provided herein;

WHEREAS, as a material inducement to Purchaser to enter into this Agreement, following the execution of this Agreement, each Named Employee will receive from Purchaser an offer letter and proprietary information agreement on Purchaser’s standard form, in each case to be effective upon the Closing (the “Employee Acquisition”);

WHEREAS, concurrent with the Closing and as further described herein, it is anticipated that Seller and Purchaser will enter into (i) the 880 Lease Assignment Agreement in substantially the form attached hereto as Exhibit B; (ii) the Bill of Sale for the Purchased Equipment (hereinafter defined) in substantially the form attached hereto as Exhibit C; (iii) the 863 Sublease Agreement in the form attached hereto as Exhibit G; (iv) the Transition Services Agreement in substantially the form attached hereto as Exhibit H; and (v) the Assignment and Assumption Agreement for the Assigned Contracts (hereinafter defined) in substantially the form attached hereto as Exhibit I; and

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

ARTICLE 1    PURCHASE AND SALE OF THE ASSETS

1.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens other than Permitted Liens, and Purchaser shall purchase, acquire and accept from Seller the Purchased Assets free and clear of all Liens other than Permitted Liens. “Purchased Assets” shall mean collectively, (i) all of Seller’s right, title and interest in the 880 Lease, including fixtures and improvements but excluding (x) any right to exercise any option, right of first refusal, right of first offer or similar right thereunder and including (y) any right to rental credits, tenant improvement allowances and other similar financial attributes of the 880 Lease but not including security deposits (except as herein provided to the contrary), business licenses or other licenses or permits (other than any licenses or permits required to occupy the premises for their intended use), or prepaid rent, (ii) all of Seller’s right, title and interest in all fixtures and improvements with respect to the GMP Premises, but not including security deposits (except as herein provided to the contrary), business licenses or other licenses or permits (other than any licenses or permits required to occupy the premises for their intended use), (iii) all improvements, structures and other property affixed to the Premises so as to constitute fixtures under applicable law and other furniture, machinery, equipment and tools owned by Seller and located on and used exclusively in connection with the Premises as set forth on Schedule 1 to this Agreement (the “Purchased Equipment”), (iv) all Required Documents, (v) all Permits issued, granted, given or otherwise made available to Seller by or under the authority of any Governmental Entity, in each case to the extent related to the ownership or use of the Purchased Equipment, but only to the extent such Permits may be transferred under applicable Law, (vi) all of Seller’s right, title and interest in licenses of Intellectual Property required to own, operate or use the Purchased Equipment, (vii) all services, maintenance and repair contracts related to the Purchased Equipment or systems in the Premises (the “Assigned Contracts), (viii) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, (ix) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets. For the avoidance of doubt, the Purchased Assets do not include any Benefit Plan of Seller or any Contracts of Seller other than the Assigned Contracts (collectively, the “Excluded Assets”).

1.2    Liabilities.

(a)    Assumed Liabilities. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser shall assume only those liabilities arising from Purchaser’s ownership or use of the Purchased Assets first arising and accruing after the Closing (the “Assumed Liabilities”); provided that (x) Purchaser shall not assume any liabilities to the extent such liabilities arise out of Seller’s ownership or use of the Purchased Assets prior to the Closing and (y) Purchaser shall assume only those liabilities arising from Purchaser’s ownership or use of the Purchased Assets whose title has passed to Purchaser hereunder; to the extent any liabilities have not been assumed by Purchaser pursuant to this proviso, such liabilities shall be treated as Excluded Liabilities (as defined below) hereunder. Purchaser shall pay to the 880 Landlord any replacement security deposit required by the 880 Landlord to be paid if the security deposit under such Lease is refunded to Seller. Purchaser shall be liable for the removal of any wiring and cabling located in the GMP Premises that are required by the 863 Landlord to be removed at the termination of the 863 Sublease.

(b)    Excluded Liabilities. Except as otherwise set forth in this Agreement, Purchaser shall not assume any Liabilities arising in connection with the Purchased Assets or the operation of Seller’s business at the Premises prior to the Closing, including, but not limited to, any Liabilities (i) arising under the (A) 863 Lease, or (B) 880 Lease with respect to any matter occurring prior to the Closing Date including, without limitation, violations of Environmental Laws occurring prior to the Closing Date, Hazardous Materials present in the 880 Premises prior to the Closing Date or restoration of the 880 Premises to a condition other than as exists on the Closing Date, (ii) arising out of or relating to Seller’s employees (including the Named Employees), the services provided by Seller’s independent contractors (including the Named Contractors), or the services provided by any other person at the 880 Premises, 863 Premises, or GMP Premises prior to the Closing Date, including, without limitation, any Liabilities associated with (A) any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments and (B) any Action involving any of Seller’s employees (including the Named Employees) or independent contractors (including the Named Contractors) that was asserted on or before, or that relates to any period prior to, the Closing, (iii) arising out of the termination of employment of any Seller employee(s) in connection with or prior to the Closing, including with respect to any Named Employee, (iv) arising under or in connection with any Benefit Plan of Seller providing benefits to any present or former employee of Seller (including the Named Employees), (v) arising under any Contract that is not an Assigned Contract, or (vi) in respect of any pending or threatened Action or otherwise arising under any law, regulation or legal requirement or in connection with any enforcement action initiated by the Food and Drug Administration, U.S. Department of Agriculture, or any other federal or state regulatory authority or governmental authority, to the extent related to the operation of Seller’s business at the Premises prior to the Closing, including any product Seller manufactured, produced, processed, packaged, distributed or sold using the Purchased Assets or the Premises prior to the Closing, including any Liability associated with any regulatory inspection or audit with respect to any of Seller’s products or any product liability associated with a product manufactured, produced, processed, packaged, distributed or sold by Seller using any of the Purchased Assets or the Premises prior to Closing (collectively, the “Excluded Liabilities”).

(c)    Proration. The current rent, utilities and other charges incurred with respect to the operation of the Premises under the 880 Lease and as to the GMP Premises under the 863 Lease shall be prorated by Purchaser and Seller as of the Closing Date.

1.3    Purchase Price. The cash purchase price (the “Purchase Price”) payable in full at the Closing for the Purchased Assets is Five Million Five Hundred Thousand dollars ($5,500,000), payable by wire transfer of immediately available funds. Any prepaid rent paid by Seller on the 880 Lease and on the 863 Lease as to the GMP Premises shall be prorated as of the date of the Closing, and the portion paid by Seller prior to the date of the Closing shall be added to the Purchase Price and paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds. The full amount of the security deposit made by Seller on the 880 Lease and the full portion of the security deposit made by Seller on the 863 Lease as to the GMP Premises shall also be added to the Purchase Price and paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds if such security deposit is not refunded at or prior to the Closing to the Seller by the landlord under each such Lease. Purchaser shall also assume the Assumed Liabilities at the Closing.

1.4    Transfer Taxes. Seller shall be responsible for and shall pay when due any sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (including any interest or penalties related thereto) that may be payable in connection with the sale or purchase of the Purchased Assets (the “Transfer Taxes”). The parties hereto shall cooperate, to the extent reasonably requested and permitted by applicable law, in minimizing any such Transfer Taxes, including but not limited to the transfer by remote electronic transmission of all Purchased Assets capable of being so transmitted. The party required by law to file a tax return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Seller shall promptly remit to Purchaser the amount of any Transfer Taxes so payable by Purchaser upon receipt of notice that such Transfer Taxes are payable. Seller shall indemnify Purchaser from and against any Transfer Taxes that may be determined to be due subsequent to the Closing, which indemnity shall survive the Closing.

1.5    Allocation. The parties hereto intend that the purchase be treated as a taxable transaction for federal and state income tax purposes. Within ninety days of the Closing Date, Purchaser shall provide Seller with an allocation among the Purchased Assets of the Purchase Price to the extent properly taken into account under Section 1060 of the Internal Revenue Code and the regulations promulgated thereunder (the “Allocation”). If Seller notifies Purchaser in writing within thirty days after its receipt of the Allocation that Seller objects to one or more items reflected in the Allocation, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation within sixty days following the delivery of Seller’s notice to Purchaser of an objection to the Allocation, such dispute shall be resolved by an independent accountant mutually selected by Purchaser and Seller and the fees of which shall be borne equally by Seller and Purchaser. The parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position on a tax return that is inconsistent with) the final version of the Allocation unless required by the Internal Revenue Service or any other applicable taxing authority.

1.6    No Holdback of the Purchase Price. Notwithstanding anything to the contrary in Section 7.9, Purchaser shall not be entitled to retain any portion of the Purchase Price as a holdback to satisfy any Losses claimed by Purchaser to have been incurred under the indemnification provisions of Article 7 or otherwise.

1.7    Closing. The parties shall consummate the purchase and sale of the Purchased Assets contemplated by Section 1.1 at a closing (the “Closing”) remotely by exchange of documents and signatures (or their electronic counterparts), effective as of the Effective Time, no later than three Business Days after the satisfaction or waiver of the conditions set forth in Article 5 (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time and place as Seller and Purchaser may agree in writing; provided, that the Closing shall not occur prior to November 30, 2021, shall not occur in the month of December, and if not occurring on November 30, 2021, shall only occur on the last or first day of any month, unless otherwise agreed by the parties (the actual date of the Closing being referred to herein as the “Closing Date”).

ARTICLE 2    REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure schedule delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”) (it being understood and agreed that the information disclosed in any section or subsection of the Disclosure Schedule qualifies (i) the representations and warranties of Seller set forth in the corresponding section or subsection of this Agreement and (ii) any other representations and warranties of Seller set forth in this Agreement to the extent that the relevance of such disclosure to such other representations and warranties is readily apparent on its face), Seller hereby represents and warrants to Purchaser as follows:

2.1    Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in California and each other jurisdiction in which it owns or leases property or assets or conducts any business so as to require such qualification, except as would not be material to Seller.

2.2    Authority and Enforceability. Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of Seller. This Agreement has been duly authorized, executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) general principles of equity (collectively, the “General Enforceability Exceptions”). When each Ancillary Agreement to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.

2.3    Noncontravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not, directly or indirectly (with or without notice or lapse of time, or both): (i) violate or conflict with any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller or the Purchased Assets is subject or any provision of the certificate of incorporation or bylaws of Seller; (ii) except as set forth in Section 2.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets is subject (or result in the imposition of any Lien upon any of the Purchased Assets other than a Permitted Lien); or (iii) give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify any permit or license that is a Purchased Asset, except in the case of the foregoing clause (ii) where such conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, would not be expected to have a Material Adverse Effect on the Purchased Assets or on the ability of Seller to consummate the transactions contemplated by this Agreement. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the parties to consummate the Transactions.

2.4    Title to and Condition and Sufficiency of Purchased Assets. Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets and, at the Closing, all of the Purchased Assets will be free and clear of restrictions on or conditions to transfer or assignment other than Permitted Liens, and at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser good title to all of the Purchased Assets, free and clear of any Liens, conditions and restrictions, of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, other than Permitted Liens. The structures, fixtures, furniture, machinery, equipment, tools and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair and sufficient for the continued conduct of business operations at the Premises as currently conducted (the “Business”) after the Closing, and none of such structures, fixtures, furniture, machinery, equipment, tools or other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets constitute all of the assets, properties, rights (excluding Intellectual Property), and Contracts that are reasonably necessary or reasonably required for the use, scaling or implementation of the Purchased Assets and the conduct of the Business, without (i) the need to purchase, license or acquire any other material asset or property, (ii) violating any contractual rights of any third party or (iii) infringing, misappropriating or misusing any software or Intellectual Property rights of any third party.

2.5    FDA Regulatory Matters.

(a)    With respect to the Purchased Assets and the Premises, the Seller is currently operating in material compliance with GMP.

(b)    Except as set forth in Section 2.5(b) of the Disclosure Schedule, with respect to Seller, all Purchased Assets, and the Premises, there are no proceedings, criminal or civil actions, claims, litigation, complaints, or enforcement actions pending or, to Seller’s Knowledge, threatened by or on behalf of the Food and Drug Administration (“FDA”) or any other regulatory authority or governmental authority that has jurisdiction over Seller, Seller’s business operation, the Premises or GMP compliance. With respect to the Purchased Assets and the operation of Seller’s business at the Premises, since January 1, 2019, Seller has not received any notice from any third party, including any customer, contractor, or vendor auditing agency or consultant, FDA, certification body or association, notified body, or any other regulatory authority or governmental authority of any non-compliance, including Form FDA-483; notice of adverse finding; safety alerts; FDA warning letter; notice of violation or “untitled letter”; seizure, withdrawal, or recall of a product manufactured; suspension of operation or manufacturing activity due to a safety, contamination, or GMP compliance issue; or notice of audit or inspectional observation, alleging or asserting contamination, safety issue, or non-compliance with any applicable law or any regulatory requirements promulgated by the FDA.

(c)    Except as set forth in Section 2.5(c) of the Disclosure Schedule, with respect to Seller, all Purchased Assets and the Premises, neither Seller nor any of its officers, directors, or employees (i) has committed any act, made any statement, or failed to make any statement, in each case, that would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, (ii) has been disqualified by the FDA or any other regulatory authority or governmental authority, (iii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in a violation of any law applicable to biopharmaceutical manufacturing, processing, packaging, storing, labeling, distribution, and marketing, (iv) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in debarment as mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or any similar law; (v) has been has been debarred, excluded or suspended from participation in any Federal Health Care Program, as specified in Section 1128B(f) of the Social Security Act and includes the Medicare, Medicaid and TRICARE programs, (vi) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code, (vii) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (viii) is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense. Neither Seller nor any of its officers, directors, or managing employees (as those terms are defined in 42 C.F.R. Section 1001.2) is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any regulatory or governmental authority concerning compliance with any applicable law.

(d)    All Named Employees and Named Contractors performing GMP functions have the appropriate education, training, and experience to perform their respective job responsibilities.

2.6    Compliance with Law; Permits; Litigation.

(a)    Seller is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) the violation of which would have a material adverse effect on the Business, the Purchased Assets or on the ability of Seller to consummate the Transactions.

(b)    All Permits related to the ownership or use of the Purchased Equipment have been obtained by Seller and are valid and in full force and effect. All other Permits required for the conduct of the Business have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect with respect to Seller or the Purchase Assets. All fees and charges with respect to such Permits have been paid in full as of the date hereof. Section 2.6(b) of the Disclosure Schedule lists all current Permits related to the Premises, the conduct of the Business, or the ownership or use of the Purchased Equipment, including the names of the Permits and their respective dates of issuance and expiration. Seller is in compliance in all material respects with all such listed Permits. No loss, revocation, termination or similar action with respect to any Permit listed in Section 2.6(b) of the Disclosure Schedule is pending or, to Seller’s Knowledge, has been threatened by any Governmental Entity, except for normal expirations in accordance with the terms thereof or applicable law with respect to which Seller has applied, or will timely apply, for renewals or replacements.

(c)    There is no Action in progress or pending, and there is no threat thereof, against or relating to Seller, the Purchased Assets, or the Premises which could reasonably be expected to have a material adverse effect on the Purchased Assets, the Premises, the Business, or on the ability of Seller to consummate the Transactions, nor, to Seller’s Knowledge, is there any basis for any such Action. There is no Action commenced, pending or, to Seller’s Knowledge, threatened against or affecting Seller in which it is sought to restrain, prohibit or otherwise adversely affect the ability of Seller to perform any or all of the obligations required of it under this Agreement or the Ancillary Agreements or the consummation of the Transactions.

2.7    Agreements, Contracts and Commitments. Except for the Assigned Contracts, Seller is not a party to, or bound by:

(a)    Any Contract relating to the disposition or acquisition of any Purchased Asset or assets or rights relating directly or indirectly to any Purchased Asset, the Premises or any Named Employee or Named Contractor;

(b)    any Contract that provides for indemnification or any guaranty relating directly or indirectly to any Purchased Asset, the Premises or any Named Employee or Named Contractor;

(c)    any agreement for which completion of performance by Seller (without giving effect to the transactions contemplated hereby) under the terms of such agreement would be reasonably likely to result in a material adverse effect on any Purchased Asset;

(d)    any Contract that limits or purports to limit the ability of Seller to use the Purchased Assets to engage in or compete in any line of business or with any person or in any geographic area or during any period of time;

(e)    any Contract (or group of related Contracts) that could reasonably be expected to impair or encumber any Purchased Asset or the Premises;

(f)    any mortgages, indentures, loans or credit agreements, security agreements or other Contracts, whether related to the borrowing of money by Seller or extension of credit to Seller or otherwise, under which any party has imposed any Lien on any of the Purchased Assets or the Premises;

(g)    any license, whether as licensor or licensee, of any Intellectual Property rights relating directly or indirectly to any Purchased Asset, except for shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software;

(h)    any lease agreement related to any Purchased Assets;

(i)    any distribution, joint marketing, development, partnership or joint venture agreement relating to the Purchased Assets or the Premises;

(j)    any agreement pursuant to which Seller has granted, or may grant in the future, to any party a source code license or option or other right to use or acquire source code affecting any Purchased Asset;

(k)    any agreement for the performance of any construction, installation or other work in the premises demised under a Lease; or

(l)    any employment agreement, non-competition, non-solicitation or other agreement with any Named Employee or Named Contractor.

Schedule 2-A is a complete and accurate list of all Required Documents. Schedule 2-B is a complete and accurate list of all Assigned Contracts. The Assigned Contracts identified in Schedule 2-B constitute all of the Contracts that are (i) required to own, operate or use the Purchased Equipment, Required Documents or systems in the Premises, or (ii) existing as of the Effective Date relating to service, maintenance or repair of the Purchased Equipment or systems in the Premises. Seller has not breached, violated or defaulted under any of the terms or conditions of any Assigned Contract. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Except as otherwise disclosed in Section 2.7 of the Disclosure Schedule, neither Seller nor, to Seller’s Knowledge, any other party is in breach or default of any of the Assigned Contracts. No event or circumstance has occurred that, with notice or lapse of time or both, could constitute an event of default under any Assigned Contract or result in a termination thereof or could cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has not received or sent any notice alleging any breach or default under any of the Assigned Contracts. No party to an Assigned Contract has notified Seller, whether orally or in writing, that it intends to terminate, seek to modify, or otherwise take action that could be materially adverse to Seller.

2.8    Real Property. On the date hereof and on the Closing Date (a) each Lease is in full force and effect and there are no breaches or defaults by Seller or, to Seller’s knowledge, either Landlord, presently existing thereunder, nor have any events occurred or failed to occur which, with the passing of time or the giving of notice or both, could constitute a breach or default under either Lease by Seller or, to Seller’s knowledge, either Landlord, (b) a true, correct and complete copy of each Lease, is attached hereto as Exhibit D and there are no other agreements or arrangements between either Landlord and Seller regarding the Premises, other than various commencement date memoranda with respect to the 863 Lease, copies of which are included in Exhibit D, (c) Seller is the sole owner and holder of the entire interest of the tenant under each Lease, free and clear of any Liens (other than Permitted Liens and [***]), encumbrances, options or rights of others, (d) [***], (e) [***], (f) subject to obtaining the 880 Landlord’s Consent to the 880 Lease Assignment and the 863 Landlord’s consent to the 863 Sublease, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of Seller or alter the rights or obligations of either Landlord under, or give to either Landlord any rights of termination, amendment, acceleration or cancellation of either Lease, or otherwise adversely affect the continued use and possession of the Premises for the conduct of business as presently conducted, (g) [***], (h) neither the operation of Seller in the Premises nor the Premises violate any law relating to such property or operations thereon, and (i) except for the GMP Premises (which will be subject to the 863 Sublease from and after the Closing), Seller expects to be able to continue to have the right to occupy the Premises through the remainder of the term of the applicable Lease.

2.9    Environmental Matters. Seller is and has been in compliance with all Environmental Laws relating to the Premises and the Purchased Assets, which compliance has included obtaining and maintaining all consents, permits, authorizations or approvals required by any Governmental Entity regarding the Premises and the Purchased Assets (the “Environmental Permits”). No Action relating to the Premises or Purchased Assets is pending or, to the Seller’s Knowledge, threatened, that alleges a violation or Liability under Environmental Laws or that relates to the presence, release or exposure to Hazardous Materials. Seller has not transported, released, emitted, disposed of, or arranged for the disposal of, and no Premises is contaminated with, any Hazardous Material in a manner or quantity that would result in Liability under any Environmental Law. The Seller has made available all environmental site assessments, environmental audits and other material environmental documents in the Seller’s possession or control relating to the Premises and the Purchased Assets. [***].

2.10    Employee Matters.

(a)    Section 2.10(a)(1) of the Disclosure Schedule sets forth a table setting forth the job title, hiring date, annual base salary or hourly rate, commissions (both target and accrued), bonus (target, maximum and any amounts paid for the current year), classification as exempt or non-exempt for overtime purposes (and classification relied upon), average number of overtime hours per week, and accrued but unpaid vacation or paid time off balances of each Named Employee and Named Contractor. To Seller’s Knowledge, none of the Named Employees or Named Contractors intend to terminate his or her employment or engagement, as the case may be, prior to the Closing for any reason, other than in accordance with any employment or other arrangements as may be provided for in this Agreement. Seller has provided Purchaser with a copy of all employment agreements, offer letters, or other Contracts between Seller, on the one hand, and any Named Employee or Named Contractor, on the other.

(b)    With respect to all Employees who performed services at the Premises (the “Premises Employees”), Seller (i) has performed all obligations and duties required to be performed by it, including by withholding and reporting all amounts required by law or agreement to be withheld and reported to the wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, (iii) has paid in full all wages, salaries, commissions and bonuses due to be paid to such Persons, and (iv) has settled all outstanding actions, awards, claims or other legal recourse, complaints, costs, debts, demands, expenses, fines, liabilities, losses, wages, severance/transition payments, outgoings, penalties or proceedings, in each case with respect to prior employment and the termination of employment, whether in connection with this Agreement and the transactions contemplated hereby or otherwise, and whether arising under contract, statute, at common law or in equity, under any law applicable to it (collectively, “Employment Obligations”).

(c)    All Named Employees and Named Contractors providing services to or for the benefit of Seller and who are not employees of Seller (“Service Providers”) are properly classified as independent contractors under applicable tax, employment and other laws and Seller has no Liability for misclassification of any Service Provider. No Service Provider, Governmental Entity or other person, nor any representative on behalf of any of them, has made or threatened any claim that such Service Provider is or should be considered an employee of Seller (whether under applicable law, any service agreement or otherwise).

(d)    With respect to the Premises Employees (including the Named Employees) and Named Contractors, Seller is in compliance with all laws respecting employment, discrimination in employment, equal employment, fair employment practices, terms and conditions of employment, immigration status, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime wages), tax withholding, compensation and hours of work, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act or any similar Law (collectively, “Employer Requirements”). No Named Employee or Named Contractor terminations (whether voluntary/resignation, involuntary, or otherwise) prior to, on, or after the Closing Date shall result in any unsatisfied Liability under any Employer Requirements.

(e)    Seller has no and has never had any collective bargaining agreements, labor union contracts (including any contract or agreement with any works council, trade union, or other labor‑relations entity) or similar Contract (each a “Labor Agreement”) to which Seller is a party or to which it is bound with respect to the Premises Employees, and there is no Labor Agreement affecting the operation of the Premises, and no such Labor Agreement is being negotiated by Seller. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Premises Employee. Seller has no knowledge of any activities or proceedings of any labor union to organize any of the Premises Employees. There is no labor dispute, concerted refusal to work overtime, strike or work stoppage against Seller pending or, to Seller’s Knowledge, threatened or reasonably anticipated which may interfere with the operation of the Premises.

(f)    There are no disputes, legal proceedings, complaints, charges, claims or Actions (whether arising under contract, common law, statute, treaty or in equity) against Seller or pending or threatened that could be brought or issued in any tribunal or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment, or failure to employ by Seller, of any of the Premises Employees, or their dependents, and there is no event which could give rise to any such disputes, legal proceedings, complaints, charges, claims or Actions.

(g)    Except as may be provided in the Offer Letters (hereinafter defined), neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, nor any termination of employment or service with Seller in connection therewith (contingent or otherwise) will, either alone or in conjunction with any other event (i) result in any payment (including, but not limited to, any severance, golden parachute, change of control bonus or otherwise), becoming due or payable to any Named Employee except for any payments owed to Named Employees by Seller for accrued vacation pay or under Seller’s other customary terms of employment, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided by Purchaser to any such Named Employee, (iii) result in the acceleration of the time of payment, vesting, distribution or funding of any such benefit or compensation except for any payments owed to Named Employees by Seller for accrued vacation pay or under Seller’s other customary terms of employment, or (iv) result in any amount to fail to be deductible by reason of Section 280G of the Internal Revenue Code or any similar applicable law.

(h)    Section 2.10(h) of the Disclosure Schedule lists each Benefit Plan of Seller covering any Named Employee. Copies of the following materials have been delivered or made available to Purchaser: (i) all current plan documents for each Benefit Plan of Seller covering any Named Employee or, in the case of an unwritten Benefit Plan of Seller covering any Named Employee, a written description thereof; (ii) all determination letters from the Internal Revenue Service with respect to any of the Benefit Plans of Seller covering any Named Employee; (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports for any of the Benefit Plans of Seller covering any Named Employee; (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Benefit Plan of Seller covering any Named Employee; and (v) any other documents, forms or other instruments relating to any Benefit Plan of Seller covering any Named Employee reasonably requested by Purchaser.

(i)    Each Benefit Plan of Seller covering any Named Employee has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws.

(j)    Each Benefit Plan of Seller covering any Named Employee intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the Internal Revenue Service to be so qualified, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the Internal Revenue Service grounds to revoke such determination.

2.11    Insurance. Schedule 2.11 of the Disclosure Schedule sets forth a complete and accurate list of all of Seller’s insurance plans or policies pertaining to the Purchased Assets and the Premises, including the underwriter of such policies, policy number, and the amount of coverage thereunder. All such policies are in full force and effect and, to Seller’s Knowledge, are valid, outstanding and enforceable. There is no claim by Seller pending under any insurance policy or fidelity bond covering the Purchased Assets or the Premises. All premiums payable under all such policies and bonds have been paid, and Seller is otherwise in compliance with the terms of all such policies and bonds. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Seller in the jurisdictions in which Seller operates.

2.12    Indebtedness; Guarantees. Seller has no indebtedness for money borrowed or for the deferred purchase price of property or services, capital lease obligations, conditional sale or other title retention agreements relating to the Purchased Assets. Seller is not a guarantor or otherwise liable for any Liability or obligation of any other person for any matter which relates to or affects or could reasonably be expected to affect the Purchased Assets or the Premises.

2.13    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller in respect of the Purchased Assets or the Premises.

2.14    Insolvency. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting any of the Purchased Assets are pending or, to Seller’s Knowledge, are threatened, and Seller has not made any assignment for the benefit of creditors, or taken any other action which would constitute the basis for the institution of such insolvency proceedings. Upon consummation of the transactions contemplated by this Agreement, Seller shall have realizable assets that exceed its liabilities, and upon consummation of the transactions contemplated by this Agreement, Seller shall be able to pay its debts and other obligations as they become due.

2.15    No Other Representations or Warranties. Purchaser acknowledges and agrees that Seller has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Article 2, and Purchaser is not relying and has not relied upon any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties contained in this Article 2.

2.16    Complete Copies of Materials. Seller has delivered or made available all information and documents that have been requested in writing by Purchaser or its counsel.

2.17    Brokers’ and Finders’ Fees. Seller has not incurred, nor will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

3.1    Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and corporate authority to carry on its business as now conducted.

3.2    Authority and Enforceability. Purchaser has all corporate power and authority it requires to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. Purchaser has obtained all approvals necessary for the due and valid authorization prior to the Closing Date of Purchaser’s execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by Purchaser of the Transactions. This Agreement has been duly authorized, executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions. When each Ancillary Agreement to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.

3.3    No Conflict. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the Transactions by Purchaser will not (a) conflict with or violate any provision of Purchaser’s certificate of incorporation or bylaws, each as amended to date, or (b) violate any law or contract applicable to Purchaser.

3.4    Adequacy of Funds. Purchaser has adequate financial resources to satisfy its monetary and other obligations under this Agreement and the Ancillary Agreements including, without limitation, the payment of the Purchase Price in accordance herewith and performance of this Agreement and each of the Ancillary Agreements in accordance with their respective terms.

ARTICLE 4    CERTAIN COVENANTS

4.1    Conduct of Business. Except as otherwise required or contemplated by this Agreement, during the period from the date hereof through the Closing Date (or, if earlier, until the date this Agreement is terminated in accordance with Article 6), Seller shall (i) use reasonable efforts to maintain and preserve intact its current business operations at the Premises, (ii) use reasonable efforts to preserve its relationships with its employees, suppliers, regulators and others having relationships with Seller relating to the Purchased Assets and the Premises, (iii) use reasonable efforts to maintain the Premises and the properties and assets included in the Purchased Assets in the same condition as they were on the Agreement Date, subject to reasonable wear and tear, (iv) perform all of its material obligations under all Assigned Contracts, and (v) comply in all material respects with all Laws applicable to the conduct of its business operations at the Premises as currently conducted or the ownership and use of the Purchased Assets. Without limiting the generality of the foregoing, except as otherwise required or contemplated by this Agreement, during the period from the date hereof through the Closing Date (or, if earlier, until the date this Agreement is terminated in accordance with Article 6), Seller shall not take any of the following actions with respect to the Purchased Assets, the Premises or the Business, without the written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)    dispose of, sell, transfer by assignment, sublease, license or other occupancy agreement or otherwise encumber any of the Purchased Assets or any portion thereof;

(b)    hire or offer to hire any employees, or engage any independent contractors, consultants or advisors, to perform services at the Premises (unless such employee or independent contractor, consultant or advisor is hired in order to fill a vacancy due to a Premises Employee or Service Provider voluntarily terminating their service relationship with Seller), or terminate the employment of any Named Employee or encourage any Named Employee to resign;

(c)    grant any severance or termination pay (in cash or otherwise) to any Named Employee, including any officer, except payments made pursuant to written agreements or Seller’s customary terms of employment outstanding on the date hereof and disclosed in the Disclosure Schedule;

(d)    adopt, terminate or amend any employee benefit plan with respect to the Named Employees, enter into any employment agreement with a Named Employee, pay or agree to pay any bonus or special remuneration to any Named Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of the Named Employees, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(e)    send any written communications (including electronic communications) to a Named Employee or Named Contractor regarding this Agreement or the transactions contemplated hereby other than written communications previously approved by Purchaser in writing for distribution to employees and/or Service Providers, as applicable;

(f)    make any representations or issue any communications to a Named Employee or Named Contractor that are inconsistent with this Agreement or the transactions contemplated thereby, including but not limited to any representations regarding offers of employment from Purchaser;

(g)    enter into, adopt, amend, or negotiate any Labor Agreement (except as required by applicable Law) relating to the Named Employees;

(h)    waive or release any right or claim to the Purchased Assets;

(i)    damage or destroy any of the Purchased Assets;

(j)    permit any rights to or interest in the Purchased Assets to lapse or expire;

(k)    take or fail to take any action that would reasonably be expected to have a Material Adverse Effect on the Purchased Assets or the Premises; or

(l)    agree to do any of the things described in the preceding clauses (a) through (k) of this Section 4.1.

4.2    Access To Information. Until the Closing, Seller will allow Purchaser and its representatives and agents, at Purchaser’s sole expense, access upon reasonable notice and during normal working hours to (i) such materials and information about the Purchased Assets as Purchaser may reasonably request, and (ii) specified members of management of Seller as the parties may reasonably agree. Notwithstanding the foregoing clause (ii), Purchaser expressly acknowledges and agrees that it will not, and will cause its Affiliates to not, contact or otherwise communicate with, either orally or in writing, any employee, officer, director, customer, supplier, joint venture business partner or vendor of Seller (including, for such purpose, any employee or contractor of Seller or its Affiliates who provides any service to Seller) without the prior consent of Seller, which consent may be provided in writing, by electronic mail or via telephone confirmation by an Authorized Seller Representative; provided that the foregoing will not limit or restrict Purchaser from communicating with Seller’s employees in the ordinary course of business regarding manufacturing services provided by Seller to Purchaser pursuant to Contracts that are in effect as of the date hereof.

4.3    Exclusivity. Between the Agreement Date and the Closing or the date this Agreement is terminated pursuant to Article 6 hereof, Seller will not take any action to solicit, initiate, seek, encourage, facilitate or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations or discussions with, or enter into any agreement with any person (other than with Purchaser) with respect to any acquisition, transfer, license or other encumbrance of any portion of the Purchased Assets (a “Competing Transaction”). Seller agrees that any such negotiations in progress as of the Agreement Date will be terminated or suspended during such period. Seller will promptly advise Purchaser (and in any event within one Business Day) orally and in writing of any proposed Competing Transaction or any request for information in connection with, or reasonably likely to lead to, an inquiry, proposal or offer with respect to a Competing Transaction, in either case, that is made or submitted by any person prior to the Closing (including, subject to any confidentiality obligations of Seller or its Affiliates, the identity of the person making or submitting such proposal or request, and the material terms of such proposal or request). Seller agrees that the rights and remedies for noncompliance with this Section 4.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

4.4    Public Announcements. Neither party hereto may issue any press release or make any other public announcement or disclosure regarding this Agreement or the Transactions without the prior written approval of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that each party, without the other party’s approval, is entitled to make any filings regarding this Agreement or the Transactions that are required to be made under the rules of the Securities and Exchange Commission or The Nasdaq Stock Market (including, without limitation, filings on Forms 8-K, 10-Q and 10-K).

4.5    Landlord’s Consent. Purchaser and Seller shall use commercially reasonable efforts to obtain the 880 Landlord’s consent to the 880 Lease Assignment as soon as reasonably practicable, and Seller shall use commercially reasonable efforts to have the consent, unless waived by Purchaser, contain the elements set forth in Exhibit E attached hereto (“Landlord’s Consent”); provided, however, neither Purchaser nor Seller shall be obligated to enter into any agreement with the 880 Landlord that requires the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty) as a condition to the 880 Landlord’s consent. In addition, Purchaser and Seller shall use commercially reasonable efforts to obtain the 863 Landlord’s consent to the 863 Sublease Agreement as soon as reasonably practicable.

4.6    Delivery of Premises. On the Closing Date, Seller shall vacate the 880 Premises and the GMP Premises and deliver them [***] in substantially the same condition that exists on the Agreement Date.

4.7    Employment of Employees; Employee Benefits.

(a)    Subject to Seller having provided all information reasonably requested by Purchaser in order to make an offer of employment, including, but not limited to, the job titles, job descriptions, resumes, base salaries, bonus and other compensation terms, and Benefit Plans and policies applicable to the Named Employees listed on Schedule 2.10(h) of the Disclosure Schedule, prior to the Closing, Purchaser shall offer all Named Employees employment with Purchaser, and both (i) Purchaser and (ii) all of the individuals set forth on Schedule 3-A hereto (each such employee or contractor referred to herein as a “Named Employee”) who have accepted an offer of employment shall have executed an offer letter (each an “Offer Letter”) and proprietary information agreement pursuant to which each Named Employee shall become an employee of Purchaser effective on the Closing Date (each such Named Employee, a “Transferred Employee”). An individual shall no longer be considered a Named Employee if they voluntarily terminate their employment or services with Seller prior to the Closing.

(b)    Effective as of the Closing Date and for a period of no less than one (1) year thereafter, Purchaser shall provide, to each Transferred Employee (i) base salaries and target cash incentive opportunities that, in each case, are no less favorable than those that were provided to the Transferred Employee by Seller as of immediately prior to the Closing Date and (ii) Benefit Plans, including time off plans, that are comparable in the aggregate to Benefit Plans provided to such Transferred Employee by Seller as of immediately prior to the Closing Date listed on Schedule 2.10(h) of the Disclosure Schedule.

(c)    Without limiting the generality of the foregoing, for the period commencing on the Closing Date and ending on August 30, 2022, Purchaser shall provide severance benefits to any Transferred Employee who is terminated without cause at a level equal to the level of the severance benefit the Transferred Employee was entitled to immediately prior to the Closing, subject to the receipt of all reasonably requested records of such amounts.

(d)    Each Transferred Employee shall be credited with his or her years of service with Seller, its Affiliates and their respective predecessors before the Closing Date for purposes of determining vesting and eligibility for the Benefit Plans of Purchaser, in each case, to the extent that such service was recognized under a corresponding Benefit Plan of Seller listed on Schedule 2.10(h); provided that no service credit shall be granted to the extent any duplication of benefits results.

(e)    Seller agrees and acknowledges that it shall be responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to each Transferred Employee from the Closing Date through December 31, 2021 (“COBRA Continuation Period”). Purchaser’s Offer Letter for each Transferred Employee shall provide that Purchaser shall reimburse each Transferred Employee for the premium cost for COBRA continuation paid by each Transferred Employee during the COBRA Continuation Period.

(f)    Purchaser shall, or shall cause one of its Affiliates to, establish or designate one or more qualified defined contribution plans (the “Purchaser 401(k) Plan”) containing all provisions necessary for acceptance of direct rollovers of “eligible rollover distributions” that Transferred Employees are eligible to receive from the 401(k) defined contribution plan in which they participated prior to the Closing Date (the “Seller 401(k) Plan”).

(g)    Seller shall be responsible for any Liability under the federal Worker Adjustment and Retraining Notification Act (WARN), or any state or local counterpart thereof, arising out of or relating to, in whole or in part, the termination of any Transferred Employees to the extent occurring on or prior to the Closing Date. Purchaser shall be responsible for any Liability under the federal Worker Adjustment and Retraining Notification Act (WARN), or any state or local counterpart thereof, arising out of or relating to, in whole or in part, the termination of any Transferred Employees to the extent occurring after the Closing Date.

(h)    [***]

(i)    Purchaser and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee that is consistent with the requirements of Section 4.7, including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Transferred Employee will have continuous employment immediately before and immediately after the Closing. Purchaser shall be liable and hold Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Named Employee, other than a Named Employee who has received an offer of employment by Purchaser on terms and conditions consistent with this Section 4.7 hereof and declines such offer; and (ii) any claims relating to the employment of any Transferred Employee after the Closing arising in connection with or following the Closing.

4.8    Leases. Seller shall (i) timely perform all of its obligations under each Lease that accrue prior to the Closing Date, (ii) not, without Purchaser’s prior written consent, amend, terminate or otherwise modify or waive any term or condition of a Lease, assign or sublease or sublicense any interest in any Lease or the Premises, make any alterations to the Premises, exercise any election, option, right or remedy under any Lease or grant any consent or approval under any Lease, and (iii) promptly deliver to Purchaser copies of any notices that it gives to or receives from a Landlord.

4.9    Tax Matters. In the case of any real or personal property taxes (or other similar Taxes) attributable to the Purchased Assets for which taxes are reported on a tax return covering a period commencing before the Closing and ending thereafter (a “Straddle Period Tax”), such Straddle Period Taxes shall be prorated between Purchaser and Seller on a per diem basis, when finally determined. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the tax return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within ten days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes. The foregoing obligations shall survive the Closing.

4.10    Access to Premises. Purchaser and its agents, employees and contractors shall have the right to enter the Premises prior to the Closing Date for space planning purposes and other evaluations of the Premises. Such entry shall be at reasonable times and upon reasonable prior notice to Seller, shall not unreasonably interfere with Seller’s operations in the Premises, shall comprise of visible inspection only, and shall comply with Seller’s reasonable security measures.

4.11    Required Documents. Before the Closing and for six months immediately after the Closing, upon the reasonable request by Purchaser, Seller shall work collaboratively with Purchaser in accordance with the Transition Services Agreement to assist Purchaser in the integration of all Required Documents into Purchaser’s quality system.

4.12    Third-Party Consents. As soon as reasonably practicable following the Agreement Date, Seller will use commercially reasonable efforts to obtain any consents, waivers and approvals, and provide any required notices, relating to any of the Purchased Assets required to be obtained or provided in connection with the consummation of the Transactions contemplated hereby, including, without limitation, any consents that are required under the Leases and the other consents, waivers, approvals, and notices set forth in Section 2.3 of the Disclosure Schedule (the “Third-Party Consents”).

4.13    Transition Services. At the Closing, Seller and Purchaser shall execute and deliver a Transition Services Agreement substantially in the form attached hereto as Exhibit H providing for the delivery of such transition services as Purchaser may reasonably request and which shall be provided to Purchaser at Seller’s actual cost for the delivery of such services and which shall include Purchaser’s obligation to reimburse Seller for its out-of-pocket expenses incurred in connection with the Transition Services Agreement.

4.14    Satisfaction of Conditions Precedent. Prior to the Closing, each of the parties shall use its commercially reasonable efforts to satisfy, or cause to be satisfied, all of the conditions to the Closing that are set forth in Article 5, including by executing and entering into each Transaction Agreement substantially in the forms attached as exhibits to this Agreement and the Termination Agreement (to the extent not executed contemporaneously with the execution of this Agreement), subject to the 863 Landlord’s consent to the 863 Sublease Agreement and subject to the 880 Landlord’s execution of the Landlord’s Consent.

4.15    Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party to evidence and reflect better the Transactions and to carry into effect the intents and purposes of this Agreement.

4.16    Regulatory Filings; Consents. Subject to the terms and conditions of this Agreement, the parties agree to use their respective commercially reasonable efforts to (i) make all necessary and appropriate filings with all applicable Governmental Entities and obtain required approvals and clearances with respect thereto in connection with the Purchased Assets and the Transactions contemplated hereby, (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, including any action or service necessary for Seller to perform in order to effectuate the Transactions contemplated hereby and enable Purchaser’s full use of the Purchased Assets. Without limiting the generality of the foregoing, each of the Seller and the Purchaser agrees to promptly file any forms and related material that it may be required to file with any Governmental Entity in order to obtain approval of the Transactions.

4.17    Wrong Pocket. If, at any time following the Closing, either Seller or Purchaser (or any of their respective Affiliates) becomes aware that any assets in existence as of the Closing are Purchased Assets, but mistakenly or inadvertently retained by Seller, then Seller will, and will cause its Affiliates to, promptly deliver such assets to Purchaser, with no requirement of additional consideration.

4.18    Notice of Certain Events.

(a)    From the date hereof until the Closing, Seller shall promptly notify Purchaser in writing of:

(i)    any event, occurrence, fact, condition, change or development the existence or occurrence of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller, the Purchased Assets or the Premises, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 5.2 to be satisfied;

(ii)    any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(iii)    any notice or other communication from any Governmental Entity in connection with the Transactions; and

(iv)    any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Purchased Assets, the Premises or the Assumed Liabilities that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to Section 2.6(c) or that relates to the consummation of the Transactions.

(b)    Purchaser’s receipt of information pursuant to this Section 4.18 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 6.1 and Section 7.1) and shall not be deemed to amend or supplement the Disclosure Schedule.

4.19    [***]

4.20    [***]

ARTICLE 5    CONDITIONS PRECEDENT

5.1    Conditions to the Obligations of Seller. The obligations of Seller to close the Transactions are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may be waived by Seller):

(a)    Accuracy of Representations and Warranties. Other than the representations and warranties of Purchaser contained in Sections 3.1 and 3.2 (the “Purchaser Fundamental Representations”), the representations and warranties of Purchaser set forth in Article 3 must be accurate in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date). The Purchaser Fundamental Representations must be true and correct in all respects as of the Closing.

(b)    Covenants. Purchaser must have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.

(c)    Delivery of Purchase Price. Purchaser must have delivered to Seller at the Closing the entire Purchase Price (including the prepaid rent, apportioned as provided in this Agreement, and security deposits described in Section 1.3, to the extent the same are not refunded to the Seller by the landlord under the applicable Lease) in immediately available funds.

(d)    Closing Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 5.1(a) and Section 5.1(b) have been satisfied.

(e)    No Litigation. No judgment, writ or order of any Governmental Entity or other legal restraint or prohibition may be in effect, and no Action may be pending or threatened, that in any case would (i) prevent the Transactions, or (ii) cause the Transactions to be rescinded.

(f)    Other Agreements and Related Instruments. Purchaser must have executed and delivered each Ancillary Agreement to which it is a party, and each such Ancillary Agreement must be in full force and effect on the Closing Date.

(g)    Consents. Seller must have received the executed Landlord’s Consent to the 880 Lease Assignment, the 863 Landlord's consent to the 863 Sublease Agreement, and all Third-Party Consents.

5.2    Conditions to Purchaser’s Obligations. The obligations of Purchaser to close the Transactions are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may be waived by Purchaser):

(a)    Accuracy of Representations and Warranties. Other than the representations and warranties of Seller contained in Sections 2.1 and 2.2 (the “Seller Fundamental Representations”), the representations and warranties of Seller set forth in Article 2 must be accurate in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty will have been accurate in all respects as of such date). The Seller Fundamental Representations must be true and correct in all respects as of the Closing.

(b)    Covenants. Seller must have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.

(c)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Seller, the Purchased Assets, or the Premises, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect with respect to Seller, the Purchased Assets, or the Premises.

(d)    Landlord Consent. Seller shall have received the Landlord’s Consent and the 863 Landlord’s consent to the 863 Sublease Agreement and delivered reasonable evidence thereof to Purchaser.

(e)    Third-Party Consents. Seller shall have received all Third-Party Consents and delivered reasonable evidence thereof to Purchaser.

(f)    Lease. Each Lease shall continue to be in full force and effect.

(g)    Delivery of Premises. Seller shall have vacated the Premises and delivered them to Purchaser in the required condition.

(h)    Delivery of Equipment. Seller shall have delivered to Purchaser all Purchased Equipment set forth on Schedule 1.

(i)    Delivery of Required Documents. Seller shall have delivered to Purchaser electronic copies of all Required Documents and such original copies with wet ink signatures of all Required Documents, if applicable, set forth on Schedule 2-A.

(j)    Delivery of Assigned Contracts. Seller shall have delivered to Purchaser all Assigned Contracts set forth on Schedule 2-B.

(k)    No Liens. All Liens relating to the Purchased Assets shall have been released in full, other than Permitted Liens, and Seller shall have delivered to Purchaser written evidence, in form satisfactory to Purchaser in its sole discretion, of the release of such Liens.

(l)    Form W-9. Seller shall have delivered a duly executed IRS Form W-9 to Purchaser.

(m)    Closing Certificate. Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

(n)    Secretary’s Certificate. Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(o)    FIRPTA Certificate. Purchaser shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(p)    No Litigation. No judgment, writ or order of any Governmental Entity or other legal restraint or prohibition may be in effect, and no Action may be pending or threatened in writing, that in any case would (i) prevent the Transactions, or (ii) cause the Transactions to be rescinded.

(q)    Other Agreements and Related Instruments. Seller must have executed and delivered each Ancillary Agreement to which it is a party, and each such Ancillary Agreement must be in full force and effect on the Closing Date.

ARTICLE 6    TERMINATION OF AGREEMENT

6.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    By mutual written consent of Purchaser and Seller;

(b)    By either Purchaser or Seller for any reason if the Closing has not occurred by the date that is sixty days following the date of this Agreement, unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing; provided, however, that a party cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of such party to perform any of its obligations hereunder (except the failure on the part of such party to satisfy a Closing condition over which such party has no control);

(c)    By either Purchaser or Seller (if not then in material breach of its obligations under this Agreement) at any time prior to the Closing in the event (i) the other party has breached any material representation, warranty or covenant contained in this Agreement in such a way that the conditions in Section 5.1(a) or 5.1(b) (with respect to breaches by Purchaser) or the conditions in Section 5.2(a) or 5.2(b) (with respect to breaches by Seller) are not capable of being satisfied, (ii) the non-breaching party has notified the breaching party of the breach, and (iii) the breach has continued without cure for a period of twenty Business Days after the notice of breach; or

(d)    By either Purchaser or Seller if any Governmental Entity has issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, injunction, decree, ruling or other action has become final and non-appealable.

Any termination of this Agreement under this Section 6.1, other than Section 6.1(a), is effective by the delivery of written notice by the terminating party to the other party.

6.2    Effect of Termination. Upon termination of this Agreement pursuant to this Article 6, this Agreement and the rights and obligations of the parties under this Agreement shall automatically terminate without any Liability on the part of either party hereto or any of its Affiliates, provided, however, that notwithstanding the foregoing, (i) the provisions of Section 8.1 (Confidentiality), this Section 6.2, Section 6.3 (Certain Effects of Termination), and Article 9 (Miscellaneous) shall survive the termination of this Agreement and remain in full force and effect without any modification thereto, and (ii) nothing herein shall relieve either party hereto from liability for any intentional breach of any provisions of this Agreement prior to such termination.

6.3    Certain Effects of Termination. If Purchaser or Seller terminates this Agreement pursuant to this Article 6, each party will (and will cause its Affiliates to) comply with the Nondisclosure Agreement regarding the return and/or destruction of any documents furnished to the other party in connection with this Agreement.

ARTICLE 7    INDEMNIFICATION

7.1    Indemnification by Seller. Seller hereby agrees to indemnify and hold Purchaser, and each of Purchaser’s Affiliates, successors and permitted assigns and their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Purchaser Indemnified Parties”), harmless against all claims, losses, Liabilities, damages, deficiencies, fines, penalties, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (collectively, “Losses”), incurred or sustained by such Purchaser Indemnified Parties, directly or indirectly, based upon, arising out of, with respect to or by reason of (i) any breach of, or inaccuracy in, any representation or warranty of Seller made in this Agreement or any Ancillary Agreement, (ii) any breach of any covenant or agreement of Seller made in this Agreement or any Ancillary Agreement, (iii) any Excluded Asset or Excluded Liability.

7.2    Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold Seller, and each of Seller’s Affiliates, successors and permitted assigns and their respective officers, directors, employees, stockholders, agents and representatives (collectively, the “Seller Indemnified Parties”), harmless against all Losses incurred or sustained by such Seller Indemnified Parties, directly or indirectly, based upon, arising out of, with respect to or by reason of (i) any breach of, or inaccuracy in, any representation or warranty of Purchaser made in this Agreement or any Ancillary Agreement, (ii) any breach of any covenant or agreement of Purchaser made in this Agreement or any Ancillary Agreement, or (iii) any Assumed Liability.

7.3    Scope of Seller’s Liability. Indemnification will be available to the Purchaser Indemnified Parties under Section 7.1(i) (a) only to the extent that the aggregate amount of Losses otherwise due to the Purchaser Indemnified Parties for all claims for such indemnification exceeds [***](the “Deductible”), and then indemnification will be available to the Purchaser Indemnified Parties for the amount of all payments due to the Purchaser Indemnified Parties under Section 7.1(i) in excess of the Deductible, but only to the extent such aggregate Losses do not exceed [***] (the “Indemnification Cap”), and (b) with respect to any individual claim, only to the extent that the Losses arising under any individual item (or series of related items) exceeds [***] (the “Per Claim Threshold”). Notwithstanding the foregoing, the Deductible, the Indemnification Cap and the Per Claim Threshold will not apply to Losses arising or resulting from (1) any breach of, or inaccuracy in, any Seller Fundamental Representations or any representation or warranty of Seller made in Section 2.17, (2) any breach of any covenant or obligation of Seller contained in this Agreement, (3) any Excluded Asset or Excluded Liability, or (4) fraud, criminal activity, intentional misconduct or intentional misrepresentation; provided, however, that in no event shall Seller be liable for making indemnification payments to the Purchaser Indemnified Parties under Section 7.1 in excess of the aggregate amount of the Purchase Price.

7.4    Scope of Purchaser’s Liability. Indemnification will be available to the Seller Indemnified Parties under Section 7.2(i) (a) only to the extent that the aggregate amount of Losses otherwise due to the Seller Indemnified Parties for all claims for such indemnification exceeds the Deductible, and then indemnification will be available to the Seller Indemnified Parties for the amount of all payments due to the Seller Indemnified Parties under Section 7.2(i) in excess of the Deductible, but only to the extent such aggregate Losses do not exceed the Indemnification Cap, and (b) with respect to any individual claim, only to the extent that the Losses arising under any individual item (or series of related items) exceeds the Per Claim Threshold. Notwithstanding the foregoing, the Deductible, the Indemnification Cap and the Per Claim Threshold will not apply to Losses arising or resulting from (1) any breach of, or inaccuracy in, any of the Purchaser Fundamental Representations, (2) any breach of any covenant or obligation of Purchaser contained in this Agreement, or (3) any Assumed Liability; [***].

7.5    Claims and Defense of Actions. Any Purchaser Indemnified Party or Seller Indemnified Party claiming that it may be entitled to indemnification under this Article 7 (the “Indemnified Party”) must, as a condition to being entitled to indemnification hereunder, give prompt written notice to the other party (the “Indemnifying Party”) of each matter, action, cause of action, claim, or demand upon which a claim for indemnification (an “Indemnification Claim”) hereunder may be based. Such notice must contain, with respect to each Indemnification Claim, such facts and information with respect to such Indemnification Claim as are then reasonably available, the estimated amount of Losses with respect thereto, if practicable, and in reasonable detail the basis for indemnification hereunder. Failure to give prompt notice of an Indemnification Claim hereunder will not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is prejudiced by such failure. With respect to any Indemnification Claim that is not based on any action, claim, demand or assessment by any third party, the Indemnifying Party shall have thirty days after its receipt of such notice to respond in writing to such Indemnification Claim. If the Indemnifying Party does not respond to the Indemnified Party within such thirty day period, the Indemnifying Party shall be deemed to have rejected such Indemnification Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.6    Defense of Actions. The Indemnified Party will permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Indemnification Claim based on any action, claim, demand or assessment by any third party with full authority to conduct such defense and to settle or otherwise dispose of the same, and the Indemnified Party will fully cooperate in such defense; provided the Indemnifying Party will not, in defense of any such action, claim, demand or assessment, except with the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement (a) which provides for any relief other than the payment of monetary damages by the Indemnifying Party and (b) which does not include as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of a release from all liability in respect thereof. The Indemnified Party shall have the right to participate in the defense of any third-party claim, at the Indemnified Party’s expense except as provided in the following sentence, with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such action, claim, demand or assessment, the Indemnifying Party will be liable to the Indemnified Party only for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party. As to those third-party actions, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. The Indemnified Party will not settle any Indemnification Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

7.7    Time Limitation; Survival of Representations and Warranties. The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date; provided, that (i) the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive indefinitely, and (ii) the representations and warranties of Seller in Section 2.9 survive for the full period of all applicable statutes of limitations. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or the period expressly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Claims arising from fraud, criminal activity, intentional misconduct or intentional misrepresentation on the part of a party may be asserted at any time after the Closing Date.

7.8    Exclusive Remedy. From and after the Closing, and except as described in Section 9.2 with respect to injunctive relief, this Article 7 provides the exclusive means by which Seller and Purchaser may assert and remedy any claims (other than claims arising from fraud, criminal activity, intentional misconduct or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by Transaction Agreements) arising out of or directly or indirectly relating to this the Transaction Agreements or the negotiation or performance or the Transaction Agreements or the Transactions; and effective upon the Closing, each of Seller and Purchaser hereby waives and releases any other remedies that it may have against the other party (or any of its Affiliates) with respect to such claims. Nothing in this Section 7.8 shall limit any person’s right to seek and obtain any equitable relief to which any person shall be entitled or to seek any remedy on account of any fraud, criminal activity, intentional misconduct or intentional misrepresentation on the part of a party hereto.

7.9    [***]

7.10    Tax Treatment of Indemnification Payments. Any indemnification payment under this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable law.

7.11    [***]

7.12    Net of Insurance. The amount of any and all Losses for which indemnification is provided pursuant to this Article 7 will be net of any amounts actually received by a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, with respect to such Losses under insurance policies after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in recovering such insurance proceeds or indemnification. In any case where such party subsequently recovers from an insurer any amount in respect of a matter with respect to which the Indemnifying Party has indemnified it pursuant to this Article 7, such Indemnified Party will promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

ARTICLE 8    OTHER AGREEMENTS

8.1    Confidentiality.

(a)    Each party hereto hereby acknowledges and agrees that the mutual non-disclosure agreement, dated as of August 30, 2021 (the “Nondisclosure Agreement”), by and between Seller and Purchaser will remain in full force and effect following the Closing in accordance with its terms. Seller agrees that, notwithstanding the Nondisclosure Agreement, Purchaser will have the right to use and exploit Residual Know-How retained by the Named Employees and Named Contractors, and that such Residual Know-How shall not be deemed Confidential Information of Seller subject to the Nondisclosure Agreement. For such purposes, “Residual Know-How” means information in non-tangible form, which is retained in memory by any Named Employee or Named Contractor hired or engaged by Seller or its Affiliates, including knowledge, skills, experience, ideas, concepts, know-how, techniques and the like. Without limiting the generality of the foregoing provisions of this Section 8.1, Purchaser agrees to maintain the confidentiality prior to the Closing of all information provided to it by Seller regarding the Premises and the Purchased Assets except to the extent that such information is publicly available other than through a disclosure by Purchaser or any of its agents.

(b)    From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, contractors and representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets, except to the extent that Seller can show that such information (i) is publicly available other than through a disclosure by Purchaser, any of its Affiliates or their respective directors, officers, employees, contractors and representatives or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective directors, officers, employees, contractors and representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective directors, officers, employees, contractors or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

8.2    Nonsolicitation.

(a)    Unless otherwise agreed to in writing by Purchaser, for a period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Nonsolicitation Period”), Seller will not, directly or indirectly, for itself or on behalf of or in conjunction with any other person, nor will it permit any of its subsidiaries, directors, officers, employees, agents, advisors or representatives to, directly or indirectly, hire, solicit, or recruit, or attempt to hire, solicit, or recruit any Named Employee or Named Contractor who has become an employee or contractor of Purchaser to leave their employment or engagement with Purchaser, nor will Seller contact any such Named Employee or Named Contractor, or cause any such Named Employee or Named Contractor to be contacted, for the purpose of leaving employment or engagement with Purchaser.

(b)    Unless otherwise agreed to in writing by Seller, during the Nonsolicitation Period, Purchaser will not, directly or indirectly, for itself or on behalf of or in conjunction with any other person, nor will it permit any of its subsidiaries, directors, officers, employees, agents, advisors or representatives to, directly or indirectly, hire, solicit, or recruit, or attempt to hire, solicit, or recruit any Premises Employee other than a Named Employee or Named Contractor who has become an employee or contractor of Purchaser, nor will Purchaser contact any Premises Employee other than a Named Employee or Named Contractor who has become an employee or contractor of Purchaser, or cause any such employee to be contacted, for the purpose of leaving employment with Seller.

(c)    This Section 8.2 will not be deemed to prohibit Seller or Purchaser from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards the Named Employees, Named Contractors or other Premises Employees.

ARTICLE 9    MISCELLANEOUS

9.1    Governing Law and Jurisdiction.

(a)    Governing Law. This Agreement and any dispute arising out of or in connection with this Agreement (a “Dispute”) will be governed as to all matters, including, but not limited to the validity, construction and performance of this Agreement, by and under the laws of the State of Delaware, without giving effect to conflicts of law principles thereof; provided, however, that any Dispute arising out of or in connection with the GMP Premises or the 863 Lease or the 880 Premises or the 880 Lease will be governed by and under the laws of the State of California, without giving effect to conflicts of law principles thereof.

(b)    Jurisdiction. Each of the parties irrevocably submits to the jurisdiction of the federal courts of any Delaware state court, or federal court of the United States of America sitting in Delaware, in connection with any Dispute arising out of or relating hereto or the transactions contemplated hereby, and hereby irrevocably agrees that all claims in respect of such Action shall be heard and determined in such state or federal court. Each of the parties hereby irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any Action arising out of or relating hereto or the transactions contemplated thereby in any state or federal court located in the state of Delaware, and the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the fullest extent permitted by law, that final and non-appealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the parties agrees that service of process, summons, notice or document by U.S. registered mail to such person in accordance with Section 9.10 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction pursuant to this Section 9.1.

9.2    Injunctive Relief. The parties agree that, in addition to any available rights or remedies available at law or equity, either party may seek temporary, preliminary, interim or permanent injunctive relief against the other party to prevent the non-performance or other breach of any of the provisions of this Agreement or to specifically compel, perform or enforce any of the provisions of this Agreement. In this regard: (a) the parties agree that irreparable damages would result from the non-performance or other breach of such sections; (b) in connection with any application for injunctive relief under this Section 9.2 for a breach of such sections, the party seeking such relief will not be required to demonstrate that its remedies at law would be inadequate or that monetary damages would be impracticable or impossible to measure as a result of such non-performance or breach; and (c) each party expressly waives any requirement that any other party obtain or provide any type of security in support of any temporary restraining order and other type of injunction referred to in this Section 9.2, whether in the form of bond, surety, guarantee or otherwise; and, each party expressly waives any right to indemnity arising from the granting of any temporary restraining order and other type of injunction referred to in this paragraph.

9.3    Binding Effect and Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in this Section 9.3, neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated by a party to this Agreement without the prior written consent of the other party to this Agreement.

9.4    Severability. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, is determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.

9.5    Entire Agreement. This Agreement and all of the exhibits and schedules appended hereto and thereto, and all Ancillary Agreements, constitute the final agreement between the parties, and are the complete and exclusive statement of the parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Agreement are superseded by this Agreement. Notwithstanding the foregoing, the Nondisclosure Agreement shall continue in force and effect pursuant to Section 8.1

9.6    Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission which includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

9.7    Expenses. Except to the extent specified otherwise in this Agreement, each party will pay its own professional fees and other expenses incurred by it in connection with this Agreement and the Transactions.

9.8    Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

9.9    Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion.

9.10    Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing, and use one of the following methods of delivery to the party to be notified, at the addresses set forth below or other addresses of which the sending party has been notified in accordance with this Section 9.10: (a) personal delivery; (b) commercial overnight courier with a reasonable method of confirming delivery; (c) pre-paid certified or registered mail, return receipt requested; or (d) electronic mail, after confirmation of receipt by return electronic mail. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 9.10 and if the intended addressee has actually received the notice.

If to Seller:	Kindred Biosciences, Inc. 1555 Bayshore Highway, Suite 200 Burlingame, CA 94010 Attention: [***] E-mail: [***]
with a copy to:	TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, CA 90067 Attention: [***] E-mail: [***]
If to Purchaser:	Vaxart, Inc. 170 Harbor Way, Suite 300 South San Francisco, CA 94080 Attention: [***] E-mail: [***]
with a copy to:	Thompson Hine LLP 335 Madison Avenue, 12th Floor New York, NY 10017 Attention: [***] E‑mail: [***] [***]

9.11    Third Parties. Except as provided in Article 7 (Indemnification), this Agreement does not create any rights, claims, benefits inuring to any person other than Seller or Purchaser or create or establish any third party beneficiary hereto.

9.12    Remedies Cumulative. The rights and remedies of the parties hereto will be cumulative (and not alternative).

9.13    Construction of Agreement.

(a)    Where this Agreement states that a party “shall” or “will” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.

(b)    In the negotiation of this Agreement, each party acknowledges it (i) has been represented by counsel competent and familiar with the bodies of law applicable to this Agreement and the Transactions and (ii) has received such legal advice it has deemed necessary to enter into this Agreement. This Agreement is not to be construed for or against either party based on which party drafted any of the provisions of this Agreement.

(c)    The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation.

(d)    The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(e)    The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement), and section and subsection references are to this Agreement unless otherwise specified.

(f)    With respect to any particular action, the use of the words “Seller will” also means “Seller will cause” the particular action to be performed and the use of the words “Purchaser will” also means “Purchaser will cause” the particular action to be performed.

(g)    Any reference in this Agreement to wire transfers or other payments requires payment in United States dollars unless some other currency is expressly stated in that reference.

(h)    Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate.

9.14    No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize either party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of the other party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 9.14.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

“Seller”

KINDRED BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Jinee Majors
Name: Jinee Majors
Title: Secretary

“Purchaser”

VAXART, INC., a Delaware corporation

By:	/s/ Andrei Floroiu
Name: Andrei Floroiu
Title: Chief Executive Officer

EXHIBIT A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“863 Landlord” has the meaning set forth in the recitals.

“863 Lease” has the meaning set forth in the recitals.

“863 Premises” has the meaning set forth in the recitals.

“863 Sublease” has the meaning set forth in the recitals.

“863 Sublease Agreement” means that certain sublease agreement to be entered into as of the Closing Date by and between Seller and Purchaser, in substantially the form appended hereto as Exhibit G.

“880 Landlord” has the meaning set forth in the recitals.

“880 Lease” has the meaning set forth in the recitals.

“880 Lease Assignment” has the meaning set forth in the recitals.

“880 Lease Assignment Agreement” means that certain lease assignment agreement to be entered into as of the Closing Date by and between Seller and Purchaser, in the form appended hereto as Exhibit B.

“880 Premises” has the meaning set forth in the recitals.

“Action” means any cause of action, action, suit, litigation, arbitration, proceeding, audit, claim, demand, notice of violation, citation, hearing, inquiry or investigation, whether civil, criminal, administrative, investigative, or informal, commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator or arbitration panel.

“Affiliate” means (a) in the case of an individual, (i) the members of the immediate family (including parents, siblings and children) of the individual or the individual’s spouse, or (ii) any Business Entity that is controlled by any of the foregoing individuals, or (b) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Business Entity.

“Agreement” has the meaning set forth in the introductory paragraph.

“Agreement Date” has the meaning set forth in the introductory paragraph.

“Allocation” has the meaning set forth in Section 1.5.

“Ancillary Agreements” means the (i) 880 Lease Assignment Agreement, (ii) 863 Sublease Agreement, (iii) Bill of Sale, (iv) Assignment and Assumption Agreement, (v) Landlord’s Consent, (vi) Transition Services Agreement and (vii) Termination Agreement.

“Assigned Contracts” has the meaning set forth in Section 1.1.

“Assumed Liabilities” has the meaning set forth in Section 1.2(a).

“Assignment and Assumption Agreement” means that certain assignment and assumption of contracts agreement to be entered into as of the Closing Date by and between Seller and Purchaser, in the form appended hereto as Exhibit I.

“Authorized Seller Representative” means [***] and any other person so authorized in writing by Seller.

“Benefit Plan” means (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and (ii) any other compensation, retirement, pension, profit sharing, deferred compensation, incentive, medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit or other similar Contracts, plans, programs or arrangements of any kind.

“Bill of Sale” means that certain bill of sale to be entered into as of the Closing Date by and between Seller and Purchaser, in the form appended hereto as Exhibit C.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in California are closed either under applicable law or action of any Governmental Entity.

“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Chemicals” has the meaning set forth in Section 4.19.

“Closing” has the meaning set forth in Section 1.7.

“Closing Date” has the meaning set forth in Section 1.7.

“Competing Transaction” has the meaning set forth in Section 4.3.

“Contract” means any note, bond, mortgage, debt instrument, security agreement, contract, license, lease, sublease, covenant, purchase and sale order, or other agreement or legally binding commitment or arrangement, oral or written, to which Seller is a party or by which Seller or any of the Purchased Assets is bound, including any and all amendments, waivers or other changes thereto.

“Contractor Reassignment” has the meaning set forth in Section 4.7(h).

“Deductible” has the meaning set forth in Section 7.3.

“Disclosure Schedule” has the meaning set forth in the introductory language to Article 2.

“Dispute” has the meaning set forth in Section 9.1(a).

“Effective Time” means 11:59 p.m. on the Closing Date.

“Employee Acquisition” has the meaning set forth in the recitals.

“Employment Obligations” has the meaning set forth in Section 2.10(b).

“Employer Requirements” has the meaning set forth in Section 2.10(d).

“Environmental Law” means any Law relating to pollution, protection of the environment, the protection of human health and safety, or concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 2.9.

“Excluded Assets” has the meaning set for in Section 1.1.

“Excluded Liabilities” has the meaning set forth in Section 1.2(b).

“FDA” has the meaning set forth in Section 2.5(b).

“General Enforceability Exceptions” has the meaning set forth in Section 2.2.

“GMP” means the current regulatory requirements for Good Manufacturing Practice pursuant to: (a) the U.S. Federal Food, Drug, and Cosmetic Act as amended (21 USC 301 et seq.); (b) U.S. regulations in Title 21 of the U.S. Code of Federal Regulations Parts 210, 211, 600 and 610; and (c) and Directive 2003/94/EC of 8 October 2003 laying down the principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use and the European Commission's guidelines “The rules governing medicinal products in the European Union”, Volume 4, “EU Guidelines to Good Manufacturing Practice - Medicinal Products for Human and Veterinary Use”, in each case including successor laws, regulations or guides.

“GMP Premises” has the meaning set forth in the recitals.

“Governmental Entity” means any of the following: (i) a federal, state, local, municipal, foreign or other government; or (ii) a governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Materials” means any chemical, waste, emission, material or substance defined or regulated under any Environmental Law as hazardous, radioactive, explosive, flammable, toxic, a pollutant or contaminant, or otherwise a danger to health, reproduction or the environment, or for which liability or standards of conduct may be imposed under any Environmental Law, including asbestos and petroleum or any derivative or byproduct thereof, radon, urea-formaldehyde, emerging contaminants (including per and polyfluoroalkyl substances), polychlorinated biphenyls or toxic mold.

“Indemnification Cap” has the meaning set forth in Section 7.3.

“Indemnification Claim” has the meaning set forth in Section 7.5.

“Indemnified Party” has the meaning set forth in Section 7.5.

“Indemnifying Party” has the meaning set forth in Section 7.5.

“Intellectual Property” means proprietary intellectual property of any kind, including, without limitation, inventions, discoveries, patents, designs, utility models, design rights, copyrights, trademarks, service marks, trade names and brand names, logos, trade secrets and confidential or proprietary information including all ideas, research and development, formulae, manufacturing and production processes and techniques, technical data, databases, designs, drawings, specifications, computer programs in source code and object code form, customer and supplier lists, pricing and cost information, business and marketing plans and proposals; and all or any similar or equivalent intangible assets, properties and rights arising or subsisting in any jurisdiction.

“Labor Agreement” has the meaning set forth in Section 2.10(e).

“Landlord” means each of the 880 Landlord and the 863 Landlord.

“Landlord’s Consent” has the meaning set forth in Section 4.5.

“Law” means any foreign, federal, state or local statute, ordinance, regulation, rule, administrative guidance, code, treaty, order, decree, writ, injunction, judgment of any court or tribunal, common law or other form of law.

“Leases” means (i) the 880 Lease, and (ii) the 863 Lease.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Liens” means any security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other encumbrances, whether written or oral.

“Losses” has the meaning set forth in Section 7.1.

“Master Services Agreement” means that certain Master Services Agreement, dated April 17, 2020, by and between Seller and Purchaser.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development:

(i)    with respect to Purchaser, that has had or would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Ancillary Agreements or on the ability of Purchaser to consummate the Transactions; or

(ii)    with respect to Seller, that has had or would reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or the Ancillary Agreements or on the ability of Seller to consummate the Transactions; or

(iii)    with respect to the Purchased Assets or the Premises, that either individually or in the aggregate with all other events, occurrences, facts, conditions, changes or developments, has had or would reasonably be expected to have a material adverse effect on the Purchased Assets or the Premises, as the case may be, but excluding (A) changes or developments in laws or changes or developments in the enforcement thereof applicable to the Purchased Assets or the Premises, (B) changes or developments resulting from the negotiation, announcement, execution, delivery, pendency, consummation or anticipation of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, (C) changes or developments resulting from any action taken by Purchaser or Seller in accordance with the terms of this Agreement or in order to consummate the Transactions, or resulting from Purchaser’s withholding of consent to Seller’s request to take any action prohibited by, or to omit to take any action required by, Section 4.1, or (D) changes or developments resulting from natural disasters, diseases, viruses, hostilities, acts of terrorism or war (whether or not declared), or any escalation or material worsening of any such hostilities, acts of terrorism or war existing or underway as of the date hereof.

“Named Contractor” has the meaning set forth in Section 4.7.

“Named Employee” has the meaning set forth in Section 4.7.

“Nondisclosure Agreement” has the meaning set forth in Section 8.1.

“Nonsolicitation Period” has the meaning set forth in Section 8.2(a).

“Non-Paying Party” has the meaning set forth in Section 4.9.

“Offer Letter” has the meaning set forth in Section 4.7.

“Paying Party” has the meaning set forth in Section 4.9.

“Per Claim Threshold” has the meaning set forth in Section 7.3.

“Permits” means any license, permit, registration, franchise, clearance, exemption, approval, authorization, certification, variance, qualification or similar document or authority required to be issued or granted by any Governmental Entity.

“Permitted Liens” means (a) Liens disclosed in Section 1 of the Disclosure Schedule; (b) Liens for Taxes and other similar governmental charges and assessments which are not yet due or payable or Liens for Taxes being contested in good faith; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair, in any material respect, the present use and enjoyment of any Purchased Asset, or the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of Purchaser’s business; and (e) zoning, building, land use and other similar restrictions, which are not being violated by the manner of current use or occupancy of such real property or the operation of Purchaser’s business.

“person” means any individual, Business Entity or Governmental Entity.

“Premises” means (i) the 880 Premises and (ii) the GMP Premises.

“Premises Employees” has the meaning set forth in Section 2.10(b).

“Purchase Price” has the meaning set forth in Section 1.3.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchased Assets” has the meaning set for in Section 1.1.

“Purchased Equipment” has the meaning set forth in Section 1.1.

“Purchaser Fundamental Representations” has the meaning set for in Section 5.1(a).

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.1.

“Purchaser Staffing Agreement” has the meaning set forth in Section 4.7(h).

“Required Documents” means (a) all documents and accessories provided by the manufacturer for each item of Purchased Equipment, including operating and instruction manuals and other materials relating to the operation, care, maintenance and repair of Purchased Equipment, all insurance policies, warranties, maintenance records, licenses, permits, operating and instruction software, and any password and rights for accessing any online accounts associated with each item of Purchased Equipment as applicable; (b) all electronic and original paper documents, qualifications, verifications, certifications, testing, files, and records, including all calibration records and quality system documents, required to demonstrate that each item of Purchased Equipment complies with all applicable regulatory requirements and that each item of Purchased Equipment has been and is maintained and operates in full compliance with all regulatory requirements; (c) all electronic and original paper documents, qualifications, verifications, certifications, testing, files, and records relating to the GMP facility, including all quality system documents, design and construction records, including all documents and records relating to environmental controls and testing, aseptic processing, airborne particles, temperature, humidity, ventilation, air pressure, air flow and air motion, air and water filtration, HVAC system, lighting, plumbing, sewage and refuse, washing and toilet facilities, sanitation, and maintenance, as required to demonstrate that the GMP facility complies with all applicable regulatory requirements and is maintained and operates in full compliance with all regulatory requirements, including all requirements promulgated by the FDA, USDA, and any other federal or state regulatory or governmental authority, (d) all standard operating procedures relating to the Premises, and (e) all federal, state, and local Permits relating to the Premises and its operations, including all supporting and related documents, required signature(s) from Seller, and records, necessary to effectuate the transfer, renewal, application, or any required notification to a governmental or regulatory authority or any self-regulating body or agency regarding the Transactions contemplated herein, change in ownership with respect to the Purchased Assets and Premises, and/or Purchaser’s permits, licenses, registrations, clearances, approvals, or authorizations with respect to the Purchased Assets and Premises as necessary for Purchaser to enjoy the full use of the Purchased Assets and Premises, excluding, however, business licenses that are not transferred by Purchaser to Seller.

“Residual Know-How” has the meaning set forth in Section 8.1.

“Resignation Letter” has the meaning set forth in Section 4.7.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Fundamental Representations” has the meaning set for in Section 5.2(a).

“Seller Indemnified Parties” has the meaning set forth in Section 7.2.

“Seller’s Knowledge” (or any similar knowledge qualification) means the actual or constructive knowledge of [***], and [***] after due inquiry.

“Separation Agreement” has the meaning set forth in Section 4.7.

“Service Providers” has the meaning set forth in Section 2.10(c).

“Staffing Firm” has the meaning set forth in Section 4.7(h).

“Straddle Period Tax” has the meaning set forth in Section 4.9.

“Tax” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including liability for the payment of any such amounts as a result of being either (i) a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor, or (ii) a party to any tax sharing agreement or as a result of any obligation to indemnify any other person with respect to any such amounts.

“Third-Party Consents” has the meaning set forth in Section 4.12.

“Transactions” means the 880 Lease Assignment, the 863 Sublease, the Transition Services Agreement, the Termination Agreement, the Employee Acquisition and the purchase of the Purchased Assets.

“Transaction Agreements” means this Agreement, the 880 Lease Assignment Agreement, the 863 Sublease Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement and the Bill of Sale.

“Transfer Taxes” has the meaning set forth in Section 1.4.

“Transition Services Agreement” means that certain transition services agreement to be entered into as of the Closing Date by and between Seller and Purchaser, in the form appended hereto as Exhibit H.

“Termination Agreement” means an agreement entered into as of the Closing Date by and between Seller and Purchaser terminating the Master Services Agreement and all related work orders thereunder.

EXHIBIT B

880 Lease Assignment Agreement

EXHIBIT C

Bill of Sale

EXHIBIT D

Leases

EXHIBIT E

Landlord’s Consent

EXHIBIT F

GMP Premises

EXHIBIT G

863 Sublease Agreement

EXHIBIT H

Transition Services Agreement

EXHIBIT I

Assignment and Assumption Agreement (Assigned Contracts)

SCHEDULE 1

Purchased Equipment

SCHEDULE 2-A

Required Documents

SCHEDULE 2-B

Assigned Contracts

SCHEDULE 3-A

Named Employees

SCHEDULE 3-B

Named Contractors